Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Fran Devellis Vice President, Investor Relations Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	fran.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, May 9, 2006 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the first quarter ended March 31, 2006. Revenues for the first quarter of 2006 totaled $1.9 million. Net loss for the first quarter of 2006 was $6.7 million. As of March 31, 2006, cash and cash equivalents totaled $41.3 million.

P. Kay Wagoner, Ph.D., Chief Executive Officer, noted, “Icagen continued to make excellent progress in our lead program for sickle cell disease during the first quarter of 2006. During the quarter we met the midpoint of enrollment in our pivotal Phase III trial of ICA-17043. Additionally, the data monitoring committee met for the first planned periodic safety review and recommended that the trial continue without modification. We are also on track to begin a pediatric pharmacokinetic and safety study, in which we expect to enroll the first patient during the second quarter. We also continue to advance our broad portfolio of earlier stage preclinical and research programs.”

Pipeline Update

ICA-17043 for Sickle Cell Disease

•	During the first quarter of 2006, the Company continued patient enrollment in its pivotal Phase III clinical trial of ICA-17043. ICA-17043 has both orphan drug designation and fast-track status. This trial is a randomized, double-blind, placebo-controlled study in 300 patients. The primary endpoint is vaso-occlusive crisis rate in the ICA-17043 arm versus vaso-occlusive crisis rate in the placebo arm. The Company is conducting the study at approximately 65 sites across the U.S. and in selected other countries. The study design includes an interim efficacy analysis by an independent data monitoring committee (“DMC”), which is expected to occur during the third quarter of 2006. The Company’s target timeframe for the completion of patient enrollment in this trial is the second half of 2006.

•	In January 2006, the Company reported that following the first per protocol interim safety review, the DMC recommended continuation of the pivotal Phase III clinical trial of ICA-17043 as planned. The DMC meets approximately every six months to review unblinded safety data from the pivotal Phase III clinical trial.

•	In March 2006, the Company reported that it had reached the midpoint of enrollment in its Phase III clinical trial of ICA–17043 on schedule, with 150 of the total expected study population of 300 patients enrolled at that time.

•	Results from the Company’s open label extension study to the Phase II trial of ICA-17043, which had previously been reported, were recently presented by Dr. Paul Swerdlow, M.D., interim chief of the department of hematology and oncology at Wayne State University School of Medicine, at the annual sickle cell disease meeting of the National Institutes of Health in Memphis, Tennessee.

•	The Company continues preparations for two additional clinical trials for ICA-17043 in the treatment of sickle cell disease. The first of these studies, expected to begin during the second quarter, is a safety and pharmacokinetic study of ICA-17043 in the pediatric population. The second of these studies, expected to begin in the second half of 2006, will involve sickle cell disease patients who have secondary pulmonary hypertension, a common and serious complication of this illness.

Other Clinical and Preclinical Programs

•	Development continued on the Company’s internal preclinical program in epilepsy and neuropathic pain, as well as the Company’s research programs in pain, inflammation and glaucoma.

•	Bristol-Myers Squibb Company (“BMS”), the Company’s collaborator in its atrial fibrillation program, has notified the Company that it has decided to discontinue development of the compound for which an initial Phase I safety study had been completed. BMS is evaluating a backup compound for which it is conducting further preclinical studies.

•	The Company’s collaboration with Astellas Pharma, Inc. (“Astellas”), the research phase of which was completed during 2003, allows for the selection of compounds generated by the collaboration by Astellas for certain specified indications and by Icagen for certain other specified indications. Astellas is evaluating compounds generated by the collaboration for potential further development in dementia, including Alzheimer’s disease. In addition, Icagen is evaluating certain other compounds with potential utility in the treatment of other central nervous system disorders, including attention deficit/hyperactivity disorder (“ADHD”).

Financials

Revenues for the first quarter of 2006 totaled $1.9 million, as compared to $2.0 million during the same period in 2005, a decrease of 7%. The decrease in revenues for the first quarter of 2006, as compared to the same period in 2005, was primarily due to decreased revenues from the Company’s collaboration with Abbott Laboratories which concluded at year-end 2005, partially offset by increased cost sharing reimbursement from the Company’s collaboration with the McNeil Consumer & Specialty Pharmaceuticals Division of McNeil-PPC, Inc. (“McNeil”) for the further clinical development of ICA-17043.

Operating expenses for the first quarter of 2006 were $9.0 million, as compared to $7.6 million for the same period in 2005, an increase of 19%. The increase in operating expenses for the first quarter of 2006, as compared to the same period in 2005, was primarily due to increased research and development expenses related to the development of ICA-17043 as well as to an increase in general and administrative expenses. The adoption of FAS-123R as of January 1, 2006 resulted in stock-based compensation expense of approximately $0.5 million during the first quarter of 2006, as compared to amortization of deferred compensation of approximately $0.3 million under APB-25 during the first quarter of 2005.

Net loss for the first quarter of 2006 totaled $6.7 million, as compared to $5.3 million during the same period in 2005, an increase of 27%. The increase in net loss for the first quarter of 2006, as compared to the same period in 2005, was primarily due to higher research and development expenses and general and administrative expenses.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

•	800-683-1585 (United States and Canada)

•	973-935-2107 (International)

The access code for the call is 7326426.

A webcast of this conference call will be available on Icagen’s website at www.icagen.com. An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call.

A playback of the call will be available from approximately 1:00 p.m. ET on May 9 through May 18, 2006 and may be accessed by dialing:

•	877-519-4471 (United States and Canada)

•	973-341-3080 (International)

The access code for the call is 7326426.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

•	ICA-17043 for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

•	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies;

•	a compound for atrial fibrillation, for which the Company’s collaborator Bristol-Myers Squibb Company is conducting preclinical studies;

•	lead compounds for dementia, including Alzheimer’s disease, for which the Company’s collaborator Astellas Pharma Inc. is conducting preclinical studies, and lead compounds for attention deficit/hyperactivity disorder, which were derived from the collaboration and for which the Company is conducting preclinical studies; and

•	Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2006. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Collaborative research and development revenues:
Research and development fees	$468	$1,074
Reimbursed research and development costs	1,414	949

Total collaborative research and development revenues	1,882	2,023

Operating expenses:
Research and development	7,491	6,528
General and administrative	1,556	1,043

Total operating expenses	9,047	7,571

Loss from operations	(7,165)	(5,548)
Other income, net	416	237

Net loss	$(6,749)	$(5,311)

Net loss per share - basic and diluted	$(0.31)	$(0.40)

Weighted average common shares outstanding - basic and diluted	22,092,491	13,136,228

Pro forma net loss per share assuming conversion of preferred stock - basic and diluted		$(0.27)

Pro forma weighted average common shares outstanding - basic and diluted		19,393,588

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding preferred stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

Icagen, Inc.

Reconciliation of Historical and Proforma Results

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Historical:
Numerator:
Net loss	$(6,749)	$(5,311)

Denominator:
Weighted-average common shares outstanding - basic and diluted	22,092,491	13,136,228

Net loss per share - basic and diluted	$(0.31)	$(0.40)

Pro Forma:
Numerator:
Net loss, as reported		$(5,311)

Denominator:
Shares used above		13,136,228
Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis		6,257,360

Shares used to compute pro forma basic and diluted net loss per share		19,393,588

Pro forma net loss per share - basic and diluted		$(0.27)

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$41,295	$47,763
Other current assets	2,308	1,328
Property and equipment, net	1,965	2,130
Technology licenses and related costs, net	2,322	2,368
Other long-term assets	804	804

Total assets	$48,694	$54,393

Liabilities and stockholders’ equity
Current liabilities	$7,458	$6,697
Deferred revenue, less current portion	12,260	12,510
Equipment debt financing, less current portion	1,026	1,194
Stockholders’ equity	27,950	33,992

Total liabilities and stockholders’ equity	$48,694	$54,393